As filed with the Securities and Exchange Commission on May 31, 2019

Registration No. 333-_______
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSULET CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	04-3523891
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

100 Nagog Park Acton, Massachusetts	01720
(Address of Principal Executive Offices)	(Zip Code)

Insulet Corporation Amended and Restated 2007 Employee Stock Purchase Plan
(Full title of the plan)

John W. Kapples
Senior Vice President, General Counsel and Secretary
100 Nagog Park
Acton, Massachusetts 01720
(978) 600-7000
(Name, address and telephone number of agent for service)

Copies to:
Joseph E. Gilligan
Brian C. O’Fahey
Hogan Lovells US LLP
Columbia Square
555 Thirteenth St., NW
Washington, DC 20004
(202) 637-5600
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)		Proposed Maximum Aggregate Offering Price (1)		Amount of Registration Fee
Common Stock, par value $0.001 per share	500,000	$105.160	(1)	$52,580,000	(1)	$6,372.70

(1)
The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and 457(h) under the Securities Act of 1933, on the basis of the average of the high and low prices for the shares of Common Stock reported on the Nasdaq Global Select Market on May 23, 2019.

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed by Insulet Corporation, a Delaware corporation (the “Company” or “Registrant”), relating to 500,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”), to be issued under the Company’s Amended and Restated 2007 Employee Stock Purchase Plan, representing the increased number of shares of Common Stock authorized by the amendment and restatement of the plan, which amendment and restatement was approved by the Company’s shareholders on May 30, 2019.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.*
Item 2. Registrant Information and Employee Plan Annual Information.*
_________________________
*  Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the “Note” to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have been filed with the Securities and Exchange Commission (the “Commission”), are incorporated herein by reference and made part of this Registration Statement; provided, however, that the Company is not incorporating any information furnished pursuant to either Item 2.02 or Item 7.01 of any Current Report on Form 8-K:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2018, as amended by Amendment No.1 thereto;

(b)
The information incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as amended, from the Company’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 12, 2019;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019;

(d)
The Company’s Current Reports on Form 8-K filed with the Commission on April 30, 2019 and May 30, 2019, and the information contained in Item 5.02 of each of the Company’s Current Reports on Form 8-K filed with the Commission on January 7, 2019 and January 28, 2019; and

(e)
The description of the Company’s Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on May 11, 2007, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K), on or after the date of this Registration Statement but before the Company files a post-effective amendment to this Registration Statement, which indicate that all securities offered have been sold or which deregister all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and are a part thereof from the date of filing of such documents.
Any statement contained in a document incorporated or deemed incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
Set forth below is a description of certain provisions of the certificate of incorporation of the Company, as amended (the “Certificate of Incorporation”), the Amended and Restated By-Laws of the Company (the “Bylaws”) and the Delaware General Corporation Law (“DGCL”), as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Certificate of Incorporation, the Bylaws and the DGCL.
Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation, to limit or eliminate, subject to certain statutory limitations, the liability of directors to the corporation or its stockholders for monetary damages for breaches of fiduciary duty, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.
Section 145(a) of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of his service as a director, officer, employee or agent of the corporation, or his service, at the corporation’s request, as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided that such director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director or officer had no reasonable cause to believe his conduct was unlawful.
Section 145(b) of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such director or officer shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such director or officer is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.
Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in Section 145(a) or Section 145(b) of the DGCL or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith, provided that indemnification provided for by Section 145 of the DGCL or granted pursuant thereto shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.
The Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under the DGCL as currently in effect or as the same may hereafter be amended. This provision in the Certificate of Incorporation does not eliminate the directors’ fiduciary duties, and in appropriate circumstances, equitable remedies such as injunctive or other forms of nonmonetary relief will remain available under Delaware law. In addition, each director will be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.
The Bylaws also provide that the Company shall indemnify and advance expenses to its officers and directors to the fullest extent permitted by applicable law.
As permitted by the DGCL, the Registrant has in the past entered, and may in the future enter, into indemnification agreements with one or more of the Registrant’s directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Bylaws and to provide additional procedural protections.
The indemnification provisions in the Bylaws and the indemnification agreements entered into between the Registrant and each of the Registrant’s directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act of 1933.
The Registrant has obtained liability insurance for the Registrant’s officers and directors.
Item 7. Exemptions from Registration Claimed.
Not applicable.
Item 8. List of Exhibits.

Exhibit Number	Description
3.1
Eighth Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-8 (No. 333-144636) filed July 17, 2007)

3.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed February 26, 2016)
4.1	Specimen Stock Certificate (Incorporated by reference to Exhibit 4.1 to Amendment No.2 to the Company’s Registration Statement on Form S-1 (File No. 333-140694) filed April 25, 2007)
5.1*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered
10.1	Amended and Restated 2007 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed May 30, 2019)
23.1*	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)
23.2*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)

*    Filed herewith

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:
(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(b)Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Acton, Commonwealth of Massachusetts, on May 31, 2019.

INSULET CORPORATION

By:	/s/ SHACEY PETROVIC
Name:	Shacey Petrovic
Title:	President and Chief Executive Officer, Director

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Shacey Petrovic and Wayde McMillan, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement and any and all related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on May 31, 2019.

Name	Title	Date

/s/ SHACEY PETROVIC	President and Chief Executive Officer, Director (Principal Executive Officer)	May 31, 2019
Shacey Petrovic

/s/ WAYDE MCMILLAN	Chief Financial Officer (Principal Financial Officer)	May 31, 2019
Wayde McMilan

/s/ LAUREN BUDDEN	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	May 31, 2019
Lauren Budden

/s/ SALLY W. CRAWFORD	Director	May 31, 2019
Sally W. Crawford

/s/ JOHN FALLON, M.D.	Director	May 31, 2019
John Fallon, M.D.

/s/ JESSICA HOPFIELD, PhD	Director	May 31, 2019
Jessica Hopfield, PhD

/s/ DAVID A. LEMOINE	Director	May 31, 2019
David A. Lemoine

/s/ MICHAEL R. MINOGUE	Director	May 31, 2019
Michael R. Minogue

/s/ CORINNE NEVINNY	Director	May 31, 2019
Corinne Nevinny

/s/ TIMOTHY J. SCANNELL	Director	May 31, 2019
Timothy J. Scannell